exhibit 10(b)
AMENDMENT THREE
TO THE
PARKER-HANNIFIN CORPORATION EXECUTIVE DEFERRAL PLAN
(Amended and Restated Effective September 2, 2015)

    WHEREAS, Parker-Hannifin Corporation (the “Company”) sponsors the Parker-Hannifin Corporation Executive Deferral Plan (the “Plan”), which was originally effective October 1, 1994, and amended and restated in its entirety as of September 2, 2015;

    WHEREAS, the Board of Directors of the Company reserves the right pursuant to Article 15 of the Plan to amend or modify the Plan; and

    WHEREAS, the Company desires to amend the Plan to (i) discontinue the inclusion of payments to Specified Employees that would have been made between the Participant’s Retirement and the actual date of commencement of payment if the Participant had not been a Specified Employee and (ii) freeze all future deferrals, credits and contributions to Plan Accounts as of the Plan Year ending December 31, 2022, except as to any deferrals of bonus compensation earned beginning in 2022 and deferred to the Plan in 2023.

    NOW, THEREFORE, pursuant to such actions of the Board of Directors of the Company the Plan is hereby amended as follows effective as of August 1, 2022:

1.Section 1.44 of the Plan is hereby amended in its entirety to read as follows:
1.44    Valuation Date means each business day of the Plan Year that the New York Stock Exchange is open.
2.Section 6.3 of the Plan is hereby amended in its entirety to read as follows:
6.3    Time of Payment. Payment of a Participant’s Account shall be made or shall begin as of the first day of the second month after the Participant’s Retirement or on the first day of the month following the first, second, third, fourth or fifth anniversary of the Participant’s Retirement, as elected by the Participant in accordance with the terms of Section 6.4. Notwithstanding the foregoing, payment to any Specified Employee will commence on the first day of the seventh month following the Participant’s Retirement.
3.Article 9 of the plan is hereby amended in its entirety to read as follows:
Article 9    If a Participant suffers a Disability prior to Termination of Employment, the Participant shall be eligible for a benefit under the Plan. A Participant's disability benefit pursuant to this Article 9 shall be paid in the form of a single lump sum payment equal to the value of his or her account as of the Valuation Date.
4.A new Article 18 is hereby added to the Plan which shall provide the following:
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exhibit 10(b)
    18.1    Amendment to Freeze all new Plan Eligibility. As of January 1, 2023, the Plan shall be frozen to all new Participants and the Company shall not, on and after that date, select additional new Participants to participate in the Plan.
    18.2    Amendment to Freeze Plan Accounts to new Deferrals, Credits and Contributions. As of January 1, 2023, no Company credits or contributions or employee deferrals of amounts earned in Plan Years on and after such date, as described in Articles 3 and 4, shall be credited to the Plan, with the exception of bonus deferral elections made in Plan Years prior to January 1, 2023 for bonuses earned (or in the process of being earned) but not yet paid by December 31, 2022. These such deferrals will be credited to the Plan per the original deferral elections.
    18.3    Except as specifically amended herein, the Plan shall remain in full force and effect until all Account balances have been paid in full.

    IN WITNESS WHEREOF, Parker-Hannifin Corporation has caused this Amendment One to the Parker-Hannifin Corporation Executive Deferral Plan to be executed on the Signature Date below.

    PARKER-HANNIFIN CORPORATION

By:	/s/ Todd M. Leombruno
Its:	Executive Vice President and Chief Financial Officer
Date:	September 7, 2022

By:	/s/ Mark J. Hart
Its:	Executive Vice President-Human Resources and External Affairs
Date:	September 7, 2022

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